Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cutera, Inc.

Brisbane, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated April 7, 2023, relating to the consolidated financial statements and schedule, and the effectiveness of Cutera, Inc.’s internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, P.A.

San Francisco, California

August 11, 2023